Exhibit 3.1

Delaware
                                                                                                                                                                                                          PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF

 DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT

COPY OF THE CERTIFICATE OF AMENDMENT OF "SO ACT NETWORK, INC.",

FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JANUARY, A.D. 2009, AT 5:25 O'CLOCK P.M..

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE

NEW CASTLE COUNTY RECORDER OF DEEDS.

34074118 8100 090084153	/s/ Jeffery W. Bullock Jeffery W. Bullock, Secretary of State AUTHENTICATION: 7108923 DATE: 01-29-09

State of Delaware Secretary of State Division of Corporation Delivered 06:50 PM 01/29/2009 FILED 05:25 PM 01/29/2009 S RV 090084153 - 4074118 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of
SO ACT NETWORK, INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of incorporation of this corporation be amended by changing the Article thereof numbered "  FOURTH " so that, as amended, said Article shall be and read as follows:

The corporation increases the authorized common stock that it may issue to Two Hundred and Fifty million (250,000,000) shares, par value $.001 per share, and authorizes Ten million (10,000,000) shares preferred stock, par value $.001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this    29th         day of      January     20,    09

By: /s/ Greg Halpen
Authorized Officer

Title: President, CEO and CFO

Name: Greg Halpen
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